NEW ENGLAND BANCSHARES, INC.
660 Enfield Street
Enfield, CT 06082

For Immediate Release

CONTACT: Scott D. Nogles, Chief Financial Officer
                      (860) 253-5200

New England Bancshares, Inc. Reports 10.4% Increase
in Earnings for the Quarter Ended December 31, 2004

ENFIELD, CT, January 24, 2005 – New England Bancshares, Inc. (the “Company”) (OTC: NEBS), the holding company for Enfield Federal Savings and Loan Association (the “Bank”), reported net income for the quarter ended December 31, 2004 of $319,000, or $0.14 per diluted share, an increase of $30,000, or 10.4%, from the $289,000, or $0.14 per diluted share, reported for the same quarter a year ago. The increase in net income was primarily due to a $285,000 increase in net interest income, a $57,000 reduction in the provision for loan losses and a $30,000 increase in non-interest income, partially offset by a $323,000 increase in non-interest expense and a $19,000 increase in income tax expense. Net income for the nine months ended December 31, 2004 amounted to $857,000, or $0.39 per diluted share, an increase of $252,000 from the $605,000, or $0.30 per diluted share, for the nine-month period a year ago. The increase was comprised primarily of a $1.1 million increase in net interest income, a $174,000 increase in non-interest income and a $53,000 reduction in the provision for loan losses, partially offset by a $979,000 increase in non-interest expense and a $140,000 increase in income tax expense.

Net interest and dividend income for the quarter and nine months ended December 31, 2004 increased by $285,000 and $1.1 million, respectively. This increase was primarily from the growth in earning assets due to the loans and securities acquired in the acquisition of Windsor Locks Community Bank FSL, and a lower cost of funds due to the low interest rate environment. The Company’s net interest margin for the quarter and nine months ended December 31, 2004 was 3.70% and 3.73%, respectively, compared to 3.90% and 3.70% in the year earlier periods.

The provision for loan losses was $3,000 and $127,000 for the quarter and nine months ended December 31, 2004; this compares to $60,000 and $180,000 for the quarter and nine months ended December 31, 2003. The allowance for loan losses as a percentage of gross loans was 1.04% and 1.06% at December 31, 2004 and March 31, 2004, respectively. The allowance for loan losses as a percentage of non-performing loans increased from 138.85% at March 31, 2004 to 223.97% at December 31, 2004. To determine the adequacy of the allowance, the Company looks at historical trends in the growth and composition of its loan portfolio, the amount of non-performing loans, and net charge-offs among other factors. The Company will determine the necessity of providing for loan losses in the future depending upon the factors listed above as well as the growth of the inherently riskier commercial loan portfolio.

Non-interest income for the quarter ended December 31, 2004 was $212,000 compared to $182,000 reported for the same period last year, an increase of $30,000. The increase was caused primarily by a $68,000 increase in service charges on deposit accounts, and a $7,000 increase in the increase in cash surrender value of life insurance policies, partially offset by a $47,000 decrease in gain on sale and calls of investments. For the nine months ended December 31, 2004 non-interest income increased $174,000 to $611,000 compared to $437,000 for the year-ago period. This increase was caused primarily by a $164,000 increase in service charges on deposit accounts and a $51,000 increase in other income, partially offset by a $51,000 decrease in gain on sales and calls of investments. During the second fiscal quarter, the Bank started offering an Overdraft Privilege product which allows customers to overdraw their account to a specified limit at the Bank’s option. This new product was the primary driver for the increase in service charges on deposit accounts for the quarter and nine month periods. The decrease in the gain on sales and calls of investment securities for the quarter and nine months ended December 31, 2004 was caused by a decrease in the sales of such securities in light of the increasing interest rate environment.

Non-interest expense for the quarter ended December 31, 2004 was $1.5 million, an increase of $323,000, or 26.9%, from $1.2 million for the same quarter a year ago. For the nine months ended December 31, 2004 non-interest expense increased $979,000 to $4.5 million compared to $3.5 million for the year ago period. This increase reflects our growth in staff and occupancy expenses associated with the acquisition of Windsor Locks Community Bank FSL in December 2003.

At December 31, 2004, total assets were $209.5 million, an increase of $6.3 million from March 31, 2004 and a $10.3 million increase from December 31, 2003. Net loans outstanding increased $9.7 million to $129.1 million compared to December 31, 2003 and $7.7 million compared to March 31, 2004. The increase in loans compared to March 31, 2004 was due to an increase of $1.1 million in the residential mortgage portfolio, a $940,000 increase in the consumer loan portfolio and a $3.7 million increase in the commercial loan portfolio. The growth in assets was supported by the growth in deposits and Federal Home Loan Bank advances. Total deposits, including securities sold under agreements to repurchase, were $166.8 million at December 31, 2004, an increase of $3.4 million over December 31, 2003 and $3.2 million over March 31, 2004. Federal Home Loan Bank advances increased to $12.5 million at December 31, 2004 compared to $9.9 million and $7.2 million at March 31, 2004 and December 31, 2003, respectively.

Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Subject to applicable laws and regulation, the Company does not undertake – and specifically disclaims any obligation – to publicly release the results of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

New England Bancshares, Inc. is headquartered in Enfield, Connecticut, and operates Enfield Federal Savings and Loan Association with seven banking centers servicing the communities of Enfield, Manchester, Suffield, East Windsor and Windsor Locks. For more information regarding the Bank’s products and services, please visit www.enfieldfederal.com.

Statistical Summary
(unaudited)
(dollars in thousands, except per share data)

Income Statement Data	Quarter Ended December 31,		Nine Months Ended December 31,
	2004	2003	2004	2003
Net interest and dividend income	$1,794	$1,509	$5,319	$4,175
Provision for loan losses	$3	$60	$127	$180
Non-interest income	$212	$182	$611	$437
Non-interest expenses	$1,525	$1,202	$4,528	$3,549
Net income	$319	$289	$857	$605
Earnings per share:
Basic	$0.15	$0.14	$0.40	$0.30
Diluted	$0.14	$0.14	$0.39	$0.30

Balance Sheet Data	December 31, 2004	March 31, 2004	December 31, 2003
Total assets	$209,507	$203,168	$199,232
Total loans, net	$129,097	$121,404	$119,445
Loan loss reserve	$1,355	$1,301	$1,348
Total deposits	$163,024	$162,790	$162,510
Repurchase agreements	$3,756	$788	$867
FHLB advances	$12,483	$9,926	$7,234
Total equity	$28,363	$27,594	$27,025
Book value per share(1)	$13.03	$12.72	$12.50

Key Ratios	Quarter Ended December 31,		Nine Months Ended December 31,
	2004	2003	2004	2003
Return on average assets	0.61%	0.67%	0.55%	0.49%
Return on average equity	4.51%	4.90%	4.10%	3.45%
Net interest margin	3.70%	3.90%	3.73%	3.70%

(1) Calculation excludes unallocated ESOP shares and unvested incentive stock grants.

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